Execution Version

August 7, 2023

3i, LP

140 Broadway FL 38

New York, NY 10005

Re: Modification of the Senior Unsecured Convertible Notes under the Securities Purchase Agreement and certain other terms

Dear Sirs:

Reference is made to (a)(i) that certain Securities Purchase Agreement, dated as of March 15, 2023 (as amended to date, the “Purchase Agreement”), between SeaStar Medical Holding Corporation (the “Company”) and the purchaser identified therein (the “Purchaser”), (ii) the Senior Unsecured Convertible Notes issued on March 15, 2023 and May 12, 2023 (collectively, the “Existing Notes”), (iii) the Warrants issued on March 15, 2023 and May 12, 2023 (collectively, the “Existing Warrants”), (iv) that certain Registration Rights Agreement, dated as of March 15, 2023 (as amended to date, the “Registration Rights Agreement”), between the Company and the Purchaser, and (v) the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the applicable Notes, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Senior Unsecured Convertible Notes and the Purchase Agreement.

(1)
This Letter Agreement shall be deemed to be a Transaction Document under the Purchase Agreement;
(2)
(A) Pursuant to and in accordance with Section 7(f) of each Existing Note, the Conversion Price of such Existing Note which remains outstanding as of even date hereof shall be $0.20, such Conversion Price to become effective as of the date of this Letter Agreement and apply through the applicable Maturity Date, and (B) the Conversion Price with respect to any Notes issued on any Additional Closing Date (“Additional Note”) under the Transaction Documents shall be $0.20; provided, that, in the event the VWAP of Common Stock of the Company on the Principal Trading Market equals or exceeds $1.00 for ten (10) consecutive trading days following the date of this Letter Agreement, then (i) with respect to any Existing Note, the Conversion Price shall be adjusted to be the Conversion Price that was in effect immediately prior to the date of this Letter Agreement (the “Original Conversion Price”), and (ii) with respect to any Additional Note, the Conversion Price shall be adjusted to equal 125% of the Nasdaq Official Closing Price on the Trading Day immediately prior to any Additional Closing Date;
(3)
The Company has requested from the Purchaser, and the Purchaser hereby agrees to grant, a waiver of any cash payment obligation under each Existing Note on each Installment Date and/or Interest Date for a period of six (6) months effective from the date of this Letter Agreement. Notwithstanding the foregoing, in accordance with each Existing Note, the Purchaser shall continue to be entitled to the rights to receive payment in the form of shares of the Company’s Common Stock as satisfaction of obligations under such Existing Note;
(4)
The Company hereby agrees to issue to the Purchaser additional Warrants (the “Additional Warrants”) to purchase an aggregate of 4,765,620 shares of the Company’s Common Stock, in the form of Warrant attached as Exhibit A hereto, to be duly executed by the Company and registered in the name of the Purchaser. For avoidance of doubt, the Additional Warrants shall be deemed “Registrable Securities” under the Registration Rights Agreement; and
(5)
(A) Notwithstanding anything to the contrary contained in Section 8(d) of each Existing Note, including the limitation on the maximum number of Accelerations during any calendar month (which currently equals four (4)), the Company and the Purchaser hereby mutually agree that the Purchaser shall be entitled to additional Accelerations during any calendar month, effective as of the date of this Letter Agreement, and (B) notwithstanding anything to the contrary contained in any Transaction Document, the Company and the Purchaser hereby mutually agree that, with respect to any Notes issued on any Additional Closing Date under the Transaction Documents, no limitation shall be placed on the number of Accelerations that the Purchaser may elect at its option.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the Company’s Board of Directors approving this Letter Agreement and all undertakings thereto in all respects and providing written evidence of the same to the Purchaser by August 7, 2023.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

SEASTAR MEDICAL HOLDING CORPORATION

By: /s/Eric Schlorff

Name: Eric Schlorff

Title: Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By: /s/Maier J. Tarlow

Name: Maier J. Tarlow

Title: Manager on Behalf of the GP

Exhibit A

Form of Warrant